Exhibit 99.1
Unilife Corporation Announces Financial Results
For Fiscal Year 2011 First Quarter
Lewisberry, PA (November 15, 2010) Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS) today announced financial results for the three months ended September 30, 2010 (Fiscal Year 2011 First Quarter).
Recent Company Highlights:
•	Construction of new global headquarters and production facility in York, PA remains fully on schedule for completion in late-2010. Expected staff relocation during mid-December 2010

•	Transfer and installation of Unitract® and Unifill® automated assembly lines into York facility scheduled to occur between late-December 2010 and early 2011

•	Secured $18 million mortgage from Metro Bank in October 2010 to support the York facility. U.S. Department of Agriculture (USDA) agreed to guarantee $10 million of the loan

•
Commences Unitract 1mL syringe sales in the U.S. with appointment of IMCO, a national co-operative of independent medical device distributors. Receives 510K FDA clearance for Unitract 1mL Tuberculin syringe

Mr. Alan Shortall, Chief Executive Officer of Unilife, stated, “During the first fiscal quarter of 2011, our business focus has continued to be directed towards building our operational capabilities to meet projected demand from pharmaceutical and healthcare companies for our proprietary products. We are pleased to advise that as a result of these efforts, this phase of significant investment in our operational infrastructure is now nearing completion. In particular, we have made excellent progress this quarter towards the completion of our new, state-of-the-art facility in York, PA and the industrialization program for the Unifill syringe. We remain on schedule to move into the new facility next month, with commercial production of the Unifill syringe scheduled to commence during the third fiscal quarter of 2011.
“Preparations for the commercial supply of the Unifill syringe to pharmaceutical customers are well underway. Discussions with many interested pharmaceutical companies continue to accelerate in parallel across several therapeutic markets, with Unilife also receiving prominent industry attention during recent pharmaceutical events.
“We are also pleased to have secured an $18 million mortgage with Metro Bank of Harrisburg for the construction of our new facility in York, PA. We are especially grateful for the strong government backing we have received for this project, with the Federal Government underwriting $10 million of the mortgage and the Commonwealth of Pennsylvania also making significant contributions towards our facility’s construction.
“In addition, Unilife is delighted to announce the commencement of U.S. sales and shipments for its Unitract range of 1mL syringes, with the signing of an agreement with Independent Medical Co-Op, Inc. (“IMCO”), one of the nation’s largest co-operatives of independent medical device distributors. IMCO is ideally positioned to act as a preferred, non-exclusive partner to support our launch activities, given their specialist focus and market reach within those healthcare sectors where the use of 1mL safety syringes is greatest. We look forward to working with IMCO and their members to successfully introduce our Unitract 1mL syringes to U.S. healthcare facilities,” Mr. Shortall said.
Unilife Corporation
633 Lowther Road, Lewisberry, PA 17339 T + 1 717 938 9323 F + 717 938 9364 E info@unilife.com W www.unilife.com

Financial Results for Three Months Ended September 30, 2010
Revenues for the three months ended September 30, 2010 were $3.5 million compared to $3.1 million for the same period in 2009.
The Company’s net loss for the three months ended September 30, 2010 was $7.2 million, or $0.14 per diluted share, compared to net loss of $2.1 million, or $0.06 per diluted share, for the same period in 2009. The increase in the net loss was attributable to higher payroll and related expenses due to increases in the workforce at the Lewisberry, PA facility, higher share-based compensation expense, and increased research and development expenses to finalize the product specifications of our Unifill syringe.
Adjusted net loss for the three months ended September 30, 2010, which excludes approximately $3.4 million in share-based compensation expense, depreciation and amortization and interest expense was $3.9 million, or $0.07 per diluted share, compared to adjusted net loss of $0.7 million, or $0.02 per diluted share, for the same period in 2009.
As of September 30, 2010, the Company’s cash, cash equivalents and restricted cash were $16.0 million, which included $7.0 million of restricted cash used to secure our bridge financing for our new building.
Conference Call Information
Management has scheduled a conference call for 4:30 p.m. U.S. Eastern Standard Time on November 15, 2010, to review the Company’s financial results, market trends and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm.
About Unilife Corporation
Unilife Corporation is a U.S.-based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for Unilife products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities and patients who self-administer prescription medication. These patent-protected syringes incorporate automatic, operator-controlled needle retraction features which are fully integrated within the barrel, and are designed to protect those at risk of needlestick injuries and unsafe injection practices. Unilife is ISO 13485-certified and has FDA-registered medical device manufacturing facilities in Pennsylvania.
This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

Non-GAAP Financial Measures
U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide a reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization, interest expense and certain non-recurring costs associated with our redomiciliation and Nasdaq listing.
Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.
General: UNIS-G

Investor Contacts (US):		Investor Contacts (Australia)
Todd Fromer / Garth Russell	Stuart Fine	Jeff Carter
KCSA Strategic Communications	Carpe DM Inc	Unilife Corporation
P: + 1 212-682-6300	P: + 1 908 469 1788	P: + 61 2 8346 6500
(Tables Below)

UNILIFE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	September 30, 2010	June 30, 2010

Assets
Current Assets:
Cash and cash equivalents	$8,990	$20,750
Restricted cash	7,000	—
Accounts receivable	2,168	1,556
Inventories	1,122	797
Prepaid expenses and other current assets	680	637

Total current assets	19,960	23,740
Property, plant and equipment, net	36,045	29,972
Goodwill	12,173	10,792
Intangible assets, net	43	40
Other assets	285	273

Total assets	$68,506	$64,817

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$4,193	$6,044
Accrued expenses	3,228	2,911
Note payable	6,900	—
Current portion of long-term debt	1,628	1,648
Deferred revenue	2,477	2,188

Total current liabilities	18,426	12,791
Long-term debt, less current portion	1,053	1,093
Deferred revenue	6,812	6,563

Total liabilities	26,291	20,447

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of September 30, 2010; none issued or outstanding as of September 30, 2010 and June 30, 2010	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of September 30, 2010; 55,480,455 and 54,761,848 shares issued and outstanding as of September 30, 2010 and June 30, 2010, respectively	555	548
Additional paid-in-capital	126,064	122,397
Accumulated deficit	(86,896)	(79,650)
Accumulated other comprehensive income	2,492	1,075

Total stockholders’ equity	42,215	44,370

Total liabilities and stockholders’ equity	$68,506	$64,817

UNILIFE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,
	2010	2009
Revenues
Industrialization fees	$1,350	$1,745
Licensing fees	577	683
Product sales and other	1,616	680

Total revenues	3,543	3,108
Cost of product sales	1,175	829

Gross profit	2,368	2,279

Operating expenses:
Research and development	1,005	399
Selling, general and administrative	8,012	3,742
Depreciation and amortization	787	291

Total operating expenses	9,804	4,432

Operating loss	(7,436)	(2,153)
Interest expense	32	47
Interest income	(122)	(5)
Other income	(100)	(131)

Net loss	$(7,246)	$(2,064)

Loss per share:
Basic loss per share	$(0.14)	$(0.06)

Diluted loss per share	$(0.14)	$(0.06)

UNILIFE CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	September 30,
	2010	2009
Net loss	$(7,246)	$(2,064)
Share-based compensation expense	2,550	570
Depreciation and amortization	787	291
Interest expense	32	47
Non-recurring costs associated with redomiciliation & US listing*	—	457

Adjusted net loss	$(3,877)	$(699)

Adjusted net loss per share —diluted	$(0.07)	$(0.02)

*	Includes legal, consulting and other professional fees incurred in connection with the Company’s redomiciliation to the United States and Nasdaq listing.